As filed with the Securities and Exchange Commission on January 12, 1998
                                                     Registration No.333-_______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                         Form S-3 Registration Statement
                                      Under
                           The Securities Act of 1933


                              TERA COMPUTER COMPANY
             (Exact name of registrant as specified in its charter)

               WASHINGTON                               93-0962605
      (State or other jurisdiction                      (IRS Employer
   of incorporation or organization)                    Identification No.)

                            2815 Eastlake Avenue East
                             Seattle, WA 98102-3027
                           (206) 325-0800 (telephone)
                           (206) 325-2433 (facsimile)
       (Address, including zip code, and telephone and facsimile numbers, including area code, of principal executive offices)


                   Kenneth W. Johnson, Chief Financial Officer
                              Tera Computer Company
                              2815 Eastlake Avenue
                             Seattle, WA 98102-3027
                           (206) 325-0800 (telephone)
                           (206) 325-2433 (facsimile)
                          (Name, address, including zip
              code, and telephone and facsimile numbers, including
                        area code, of agent for service)

                                    Copy to:
                               Christopher J. Voss
                                 Stoel Rives LLP
                          One Union Square, 36th Floor
                             Seattle, WA 98101-3197
                           (206) 624-0900 (telephone)
                           (206) 386-7500 (facsimile)

        Approximate date of commencement of proposed sale to the public:
      From time to time after this registration statement becomes effective

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with a dividend or interest reinvestment plan, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

=======================================================================================================
Title of Each              Amount           Proposed Maximum      Proposed Maximum         Amount of
Class of Securities        to be            Offering Price Per    Aggregate Offering       Registration
Registered                 Registered       Share(1)              Price (2)                Fee
--------------------       ----------       ------------------    -------------------      ------------
Common Stock,              953,280 shares         $13.125           $12,511,800               $4,241
$.01 par value
=======================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

(2) Pursuant to Rule 416 under the Securities Act of 1933, there are also being registered such indeterminate number of additional shares of Common Stock as may be issuable upon conversion of the Preferred Stock described herein and payment of dividends thereon pursuant to the provisions of the Preferred Stock regarding determination of the applicable conversion price and dividend rate.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

PROSPECTUS, Subject to Completion, dated January 12, 1998

                              TERA COMPUTER COMPANY

                         953,280 Shares of Common Stock

The shares offered hereby (the "Shares") consist of shares of Common Stock, $.01 par value ("Common Stock"), of Tera Computer Company, a Washington corporation (the "Company"), which may be offered from time to time by the selling shareholders described herein under "Selling Shareholders" (the "Selling Shareholders") or by pledgees, donees, transferees, or other successors in interest that receive such shares as a gift, distribution, or other non-sale related transfer. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. The Company has agreed to bear all expenses (other than selling commissions and fees and certain expenses of counsel and other advisors to the Selling Shareholders) in connection with the registration of the Shares being offered by the Selling Shareholders. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

The Shares may be sold from time to time in transactions on the Nasdaq SmallCap Market at the market prices then prevailing, in privately negotiated transactions or otherwise. In connection with any sales, the Selling Shareholders and any brokers and dealers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act. See "Plan of Distribution."

On December 23, 1997, the Company sold 10,000 shares of its Series A Convertible Preferred Stock, $.01 par value (the "Preferred Stock"), and warrants to purchase 125,000 shares of Common Stock (the "Warrants") to the Selling Shareholders in a private transaction. The Shares being offered hereby by the Selling Shareholders may be acquired, from time to time, upon conversion of the Preferred Stock, payment of dividends on the shares of the Preferred Stock, exercise of the Warrants, or upon all three transactions. The Shares include such presently indeterminate number of additional shares of Common Stock as may be issued on conversion of or in payment of dividends on the shares of its Preferred Stock held by the Selling Shareholders pursuant to the provisions of the Statement of Rights and Preferences of the Preferred Stock regarding determination of the applicable conversion price and dividend rate. The actual number of shares of Common Stock issued or issuable upon conversion of the Preferred Stock and the payment of dividends thereon is subject to adjustment depending on factors which cannot be predicted by the Company at this time, including, among others, the future market prices of the Common Stock.

The Common Stock is listed on the Nasdaq SmallCap Market under the symbol TERA. On January 9, 1998, the closing price for the Common Stock was $12.875.

                              --------------------

These Securities Involve a High Degree of Risk. See "Risk Factors" beginning on page 4 for Certain Factors Related to This Offering.

                              --------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus. This Prospectus does not constitute an offering in any jurisdiction in which such offering may not lawfully be made. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as to which information has been given herein.

                              --------------------

                The date of this Prospectus is __________, 1998.

                                TABLE OF CONTENTS


Section                                                            Page
-------                                                            ----
The Company ......................................................    2
Incorporation of Certain Documents by Reference ..................    3
Available Information ............................................    3
Risk Factors .....................................................    4
Recent Events ....................................................   11
Capitalization ...................................................   12
Selling Shareholder ..............................................   13
Plan of Distribution .............................................   14
Experts ..........................................................   15
Limitation of Liability and Indemnification ......................   15


                                   THE COMPANY

     The Company was formed to design, develop and market high performance general purpose parallel computer systems. Tera's Multithreaded Architecture System ("MTA system") is designed to address a wide range of scientific and engineering applications, such as simulation and visualization of complex mechanical and biochemical systems, as well as emerging commercial applications, such as database mining, information-on-demand and computer-aided design and visualization. The Company believes that its MTA system represents a significant breakthrough in high performance computing that will enable the Company to offer systems with several times the price/performance of currently available commercial high performance computer systems. The Company believes that the MTA system overcomes the limitations of currently available commercial architectures by delivering a general purpose parallel, easy-to-program, scalable, very high performance computer system. The MTA system is designed to combine the very high computational price/performance levels of massively parallel processing with the ease of use of conventional shared memory programming. Typical MTA system configurations are expected to sell for between $5 million and $40 million. The Company installed a single processor MTA system at the San Diego Supercomputer Center at the end of 1997, and plans to deliver a multi-processor system after it receives production network boards from its vendors. See "RISK FACTORS Manufacturing Risks; Reliance On and Capacity Of Third Party Sole Source Suppliers."

     The Company was incorporated in Washington in December 1987. The Company's principal executive offices are located at 2815 Eastlake Avenue East, Seattle, Washington 98102-3027, and its telephone number is (206) 325-0800.

                              --------------------

     "Tera" and "MTA" are trademarks of the Company. This Prospectus also contains and incorporates trademarks of other companies.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated in this Prospectus by reference:

          (a) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1996;

          (b) The Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1997, June 30, 1997, and September 30, 1997;

          (c) The Company's Current Reports on Form 8-K, filed on April 1, 1997, May 21, 1997, July 11, 1997, October 1, 1997, and January 7, 1998; and

          (d) The description of the Company's Common Stock contained in the Company's Registration Statement on Form SB-2 (Registration No. 33-95460-LA), including any amendment or report filed for the purpose of updating such description, as incorporated by reference in the Company's Registration Statement on Form 8-A (Registration No. 0-26820), including the amendment thereto on Form 8-A/A filed by the Company.

     All reports and other documents subsequently filed by the Company pursuant to sections 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.


                              AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. For further information with respect to the Company and the Shares, reference is made to the Registration Statement and the exhibits and schedules thereto. The Registration Statement, including exhibits thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. Copies of such documents may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference.

     The Company's Common Stock is registered with the Commission under Section 12(g) of the Exchange Act and, in accordance therewith, the Company files reports, proxy statements, and other information with the Commission. Such filings can be inspected and copied at the Commission's public reference rooms at the above-referenced addresses, at prescribed rates, or from the Commission's Website at "http://www.sec.gov."

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, including any beneficial owner, on the written or oral request of any such person, a copy of any or all of the incorporated documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference therein. Requests shall be directed to Tera Computer Company, 2815 Eastlake Avenue East, Seattle, WA 98102-3027, Attention: Chief Financial Officer (telephone number (206) 325-0800). The information relating to the Company contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in the incorporated documents.


                                  RISK FACTORS

     In addition to the other information in this Prospectus, each prospective investor should carefully consider the following factors in evaluating the Company and its business before purchasing the securities offered hereby. No investor should participate in the offering unless such investor can afford a complete loss of his or her investment. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth in the following risk factors and elsewhere in this Prospectus.

Development Stage Enterprise; History of Losses. The Company is a development stage enterprise that had an accumulated loss of approximately $37.3 million as of September 30, 1997. The Company has experienced net losses in each year of operation and expects to incur substantial further losses while it tests and evaluates its MTA system prototype and commences production, and possibly thereafter. Through September 30, 1997, the Company had no revenue or earnings. The Company will recognize system revenue only as resource modules are delivered and accepted. Although the Company has installed a single processor MTA system at the San Diego Supercomputer Center, it has not yet delivered a multi-processor MTA system, and is dependent on third-party vendors to provide production network boards. Whether the Company will achieve revenue or earnings will depend upon a number of factors, including its ability to design, develop, manufacture and market the MTA system and to achieve broad market acceptance thereof. In addition, profitability will be dependent on, among other things, the level of revenue in any given period, the terms and conditions of sale or lease for an MTA system, the system model or models sold, and the Company's expense levels and manufacturing costs. There can be no assurance that the Company will be successful in completing the development of, and delivering and receiving payments for, production MTA systems, or that it will be able to generate sales or achieve a profitable level of operations in the future.

Development Status of the MTA System. The development of a new very high performance computer system is a lengthy and technically challenging process and requires a significant investment of capital and other resources. Several companies in this market have experienced extreme financial difficulty in the past several years, including Thinking Machines Corporation, Cray Computer Corporation, Kendall Square Research Corporation and Supercomputer Systems, Inc. Since its inception through September 30, 1997, the Company has expended approximately $47.6 million to design and develop the MTA system. The hardware development effort has included design of integrated circuits, packaging and cooling systems and at-speed testing equipment. The software development effort has included design of compilers, an operating system, programming tools, and input-output software technology. Until November 1996, when the Company announced that its initial prototype was undergoing testing and had run its first programs, the MTA system has been subject only to computer simulation. While testing and evaluation of the prototype system has been successful, the Company has not integrated multiple modules into a commercially configured system.

     Modifications to the hardware components, software and the integrated system still may be required. Development of system software is a difficult process, and there can be no assurance that the Company will be able to meet all of the technical challenges required to integrate and complete an MTA system that satisfies both internal and commercially acceptable performance specifications. Significant delays in completing the various hardware components or software, or in integrating the full system, would materially and adversely affect the Company's business and results of operations. Even if the Company is successful in developing the hardware and software for the MTA system, there can be no assurance that the Company's products will be commercially successful.

Manufacturing Risks; Reliance On and Capacity Of Third Party Sole Source Suppliers. The Company intends to subcontract the manufacture of substantially all of its hardware components, including integrated circuits, printed circuit boards, flex circuits and power supplies, on a sole source basis to third party suppliers, and there can be no assurance that such suppliers will be able to manufacture the components to the Company's design specifications. Manufacturing difficulties and limited yields, particularly of gallium arsenide ("GaAs") integrated circuits and advanced printed circuit boards and flex circuits, could materially and adversely affect the Company's ability to complete and deliver production models of the MTA system. The manufacture of integrated circuits, and in particular the manufacture of GaAs integrated circuits, is a difficult and complex process. Minute impurities, difficulties in the fabrication process, defects in the masks used to print circuits on wafers or other factors can cause a substantial percentage of wafers to be rejected or numerous die on each wafer to be non-functional. The Company's suppliers may experience problems in achieving acceptable manufacturing yields for these or other reasons, resulting in substantial delays in the delivery of necessary hardware components to the Company and unacceptably high prices for those components, with a resulting loss of profitability or loss of competitiveness for the Company's products. The Company has experienced such yield problems already, and these failures forced the Company to redesign certain components for manufacture by alternative suppliers which caused delays in the fabrication of the Company's prototype and increased demands upon the Company's financial resources. The Company also has experienced delays in receiving integrated circuits and printed circuit boards from its suppliers which meet its design specifications. There can be no assurance that the Company's efforts to obtain components in a timely manner that meet its design specifications will be successful. Delays in obtaining such components adversely affected the Company's ability to deliver its first multi-processor MTA system to the San Diego Supercomputer Center on schedule and may continue to do so. See "RECENT EVENTS - Use of Cash Resources."

     Moreover, the production capacity of the Company's integrated circuit suppliers is very limited and the availability of integrated circuits, printed circuit boards, and other components will be a limiting factor on the number and size of the MTA systems that may be sold, assuming the receipt of additional purchase orders. Absent improved yields, increased production capacity or a reallocation of such suppliers' output to meet its needs, the Company may be unable to obtain a sufficient quantity of suitable components to meet future production and delivery schedules. In addition, some of the Company's key suppliers are small companies with limited financial and other resources, and may be more likely to experience financial difficulties than larger, well established companies. Any or all of the Company's suppliers may make strategic changes in their product lines, which may result in the delay or suspension of manufacture of the Company's components or systems. In the event of a reduction or interruption of supply of the Company's components, it could take the Company a considerable period of time to identify and qualify alternative suppliers to redesign its products as necessary and recommence manufacture. The Company's inability to obtain sufficient sole or limited source components as required, or to develop alternative sources if and as required in the future, could result in the Company finding itself without a source of supply for its components; this could materially impair the Company's ability to deliver its products, which would materially and adversely affect the Company's business and results of operations.

Future Capital Needs. During 1998, the Company's working capital needs will depend primarily upon its personnel costs, the cost of components purchased to complete the testing of its MTA system prototype and manufacturing startup costs, and inventory and receivable financing associated with the production of MTA systems. The Company has experienced delays in the development of particular components of the MTA system that have increased the need for working capital, and the Company could experience significant additional delays in the manufacturing process that could further substantially increase the Company's need for working capital. Personnel and operating costs will be required to fund ongoing research, development and engineering efforts, develop a customer service organization and expand the Company's sales and marketing efforts. Additionally, the Company's administrative functions will increase in order to support its engineering and sales efforts.

Marketing Risks; Government Funding and Regulation. The Company's first sales targets will be U.S. and foreign government agencies and research laboratories, which constitute more than one-half of the market for very high performance computer systems. The United States government historically has facilitated the development of, and has constituted a market for, new and enhanced very high performance computer systems. A change of policy by the United States government or foreign governments that results in a reduction of, or delays in, funding of certain high technology programs employing high performance computing could have a major impact on the market for very high performance computer systems, and would materially and adversely affect the Company's business, results of operations and need for capital.

     Most of the Company's potential customers already own or lease very high performance computer systems. Some of the Company's competitors may offer trade-in allowances or discounts to potential customers, and the Company may not be able to match such sales incentives. The Company may be required to provide discounts in order to make sales or be required to finance the leasing of its products, which would result in a deferral of the Company's receipt of cash for such systems. These developments could materially and adversely affect the Company's business and results of operations.

     The United States government regulates the export of high performance computing systems such as the anticipated MTA system. There can be no assurance that the U.S. government will grant any necessary export licenses for the sale of MTA systems to foreign buyers. The Company's prospects for growth will depend in part on its ability to obtain export licenses for foreign sales, the delay or denial of which could materially and adversely affect the Company's business and results of operations.

     In order to expand its market beyond the very high performance scientific market, and particularly beyond government agencies and research laboratories, to engineering and other commercial markets, the Company must be able to attract independent software vendors to port their software application programs so that they will run on the MTA system. There can be no assurance that the Company will be able to induce independent software vendors to port their applications, and the failure to do so could materially and adversely affect the Company's business and results of operations.

Management of Growth; Dependence on Key Personnel. If the Company is successful in developing and marketing the MTA system, the Company believes it could undergo a period of rapid growth which could place a significant strain on its management, financial and other resources. The Company's ability to manage its growth will require it to continue to improve its operational and financial systems and to motivate and effectively manage its employees. If the Company grows, it will have to implement new financial, budgeting, management information and internal control systems. The success of the Company will depend on the ability of management to implement effectively these changes and to manage the Company's operations over the long term. The Company's success also will depend in large part upon its ability to attract and retain highly skilled technical personnel to provide technological depth and support, to complete and enhance its first products and to develop new products. In addition, marketing and sales personnel will be needed. Competition for highly skilled management, technical, marketing and sales personnel is intense. There can be no assurance that the Company will be successful in attracting and retaining key management, technical, marketing and sales personnel, and its failure to do so would materially and adversely affect the Company's business and results of operations.

     The Company is dependent on Burton J. Smith, the Company's Chairman of the Board and Chief Scientist, and James E. Rottsolk, the Company's Chief Executive Officer, and the loss of services of either could have a material impact on the ability of the Company to achieve its business objectives. The Company has key man life insurance policies on the lives of Messrs. Smith and Rottsolk in the amount of $2 million and $1 million, respectively. The Company has no employment contracts with either Mr. Smith or Mr. Rottsolk or with any other employee.

Quarterly Performance May Vary Significantly. In the event that the Company is able to attain broad market acceptance of the MTA system, one or a few system sales may account for a substantial percentage of the Company's quarterly and annual revenue because of the anticipated high average sales price of the MTA system models and the timing of purchase orders and product acceptances. Because a number of the Company's prospective customers receive funding from the U.S. or foreign governments, the timing of orders from such customers may be subject to the appropriation and funding schedules of the relevant government agencies. The timing of orders and shipments also could be affected by other events outside the control of the Company, such as changes in levels of customer capital spending, the introduction or announcement of competitive products, the availability of components, currency fluctuations and international conflicts or economic crises. Because of these factors, revenue, expenses, net income or loss and cash flow are likely to fluctuate significantly from quarter to quarter.

Rapid Technological Change and New Products. The market for the Company's products is characterized by rapidly changing technology, accelerated product obsolescence and rapidly changing industry standards. The Company's success will depend upon its ability to complete development of the MTA system and to introduce new products and features in a timely manner to meet evolving customer requirements. There can be no assurance that the Company will be successful in these efforts. The Company's business and results of operations will be materially and adversely affected if the Company incurs delays in developing its products or if such products do not gain broad market acceptance. In addition, there can be no assurance that products or technologies developed by others will not render the Company's products or technologies noncompetitive or obsolete.

Competition. The Company's competitors can be divided into two general categories: established companies that are well-known in the high performance computer market and new entrants capitalizing on developments in parallel processing and increased computer performance through networking.

     The high performance computer market is highly competitive and has been dominated by Cray Research. Other participants in the market include IBM Corporation ("IBM"), Intel Corporation ("Intel"), and foreign companies such as Fujitsu, Ltd., Hitachi, Ltd., and NEC Corporation. Each of these competitors has broader product lines and substantially greater research, engineering, manufacturing, marketing and financial resources than the Company.

     A number of companies, including IBM, Intel, Silicon Graphics, Inc., Fujitsu Ltd. and Convex Computer Corporation, have developed or plan to develop massively parallel systems for the high performance computer market. Although to date this kind of system architecture has been limited in applicability and difficult to program, a breakthrough in architecture or software technology could change this situation. There can be no assurance that such a breakthrough will not occur, and such an advance would materially and adversely affect the Company's business and results of operations.

     There can be no assurance that the performance of the MTA system will be competitive with the computer systems offered by the Company's competitors or that the Company will be able to compete successfully over time against new entrants or innovative competitors at the lower end of the market. Furthermore, periodic announcements by the Company's competitors of new high performance computer systems and price adjustments may materially and adversely affect the Company's business and results of operations. The market has experienced a consolidation as Convex Computer Corporation was absorbed by Hewlett-Packard in 1995, Cray Research was acquired by Silicon Graphics, Inc. in 1996, and Intel has stated that it would no longer directly market high performance computer systems.

Proprietary Rights. The Company relies on a combination of copyright and trade secret protection, non-disclosure agreements and licensing arrangements to establish, protect and enforce its proprietary rights. Despite the Company's efforts to safeguard and maintain its proprietary rights, there can be no assurance that the Company will be successful in doing so or that the Company's competitors will not independently develop or patent technologies that are substantially equivalent or superior to the Company's technologies.

     Although the Company is not a party to any present litigation regarding proprietary rights, there can be no assurance that third parties will not assert intellectual property claims against the Company in the future. Such claims, if proved, could materially and adversely affect the Company's business and results of operations. In addition, although any such claims may ultimately prove to be without merit, the necessary management attention to and legal costs associated with litigation or other resolution of such claims could materially and adversely affect the Company's business and results of operations.

     The laws of certain foreign countries do not protect intellectual property rights to the same extent or in the same manner as do the laws of the United States. Although the Company continues to implement protective measures and intends to defend its proprietary rights vigorously, there can be no assurance that these efforts will be successful.

Shares Eligible for Future Sale. Sale of substantial amounts of the Company's Common Stock in the public market or the prospect of such sales could materially and adversely affect the market price of the Common Stock. As of January 1, 1998, the Company had outstanding 11,278,745 shares of Common Stock; 10,000 shares of Series C Convertible Preferred Stock convertible into certain of the Shares offered hereby; 125,000 Warrants exercisable into the certain of the Shares offered hereby; and privately placed warrants to purchase another 1,184,342 shares of Common Stock. In addition, as of such date, the Company had granted options under its option plans to purchase an aggregate of 2,035,905 shares of Common Stock. Almost all of the Company's outstanding shares of Common Stock may be sold without substantial restrictions. Moreover, the Company's Registration Statement on Form S-3, which registers for resale an aggregate of 1,367,499 shares of Common Stock sold in a private placement and shares underlying certain of the privately placed warrants, has been declared effective by the Commission. All of the shares purchased under the stock option plans are available for sale in the public market, subject in some cases to volume and other limitations.

     Sales in the public market of substantial amounts of Common Stock, including sales of Common Stock issued upon conversion of the Series A Convertible Preferred Stock and issuable upon exercise of the Warrants and the privately placed warrants, or the perception that such sales could occur, could depress prevailing market prices for the Common Stock. The existence of the private warrants and any other options or warrants may prove to be a hindrance to future equity financing by the Company. Further, the holders of such warrants and options may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company.

Possible Volatility of Stock Price. The trading price of the Company's Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts' estimates, announcements of technological innovations by the Company or its competitors, general conditions in the very high performance computer industry and other factors. In addition, the stock market is subject to price and volume fluctuations that affect the market prices for companies in general, and small capitalization, high technology companies in particular, and are often unrelated to their operating performance.

Possible Illiquidity of Trading Market. The Common Stock is quoted on the Nasdaq SmallCap Market (the "Market"). The Market may be significantly less liquid than the Nasdaq National Market. In addition, the Nasdaq has adopted more stringent maintenance requirements and significantly increased its compliance enforcement efforts. If the Company should continue to experience losses from operations or for any other reason have insufficient net tangible assets, it may be unable to maintain the standards for continued quotation of the Common Stock on the Market, and the Common Stock could be subject to removal therefrom. If such removal were to occur, trading, if any, in the Common Stock henceforth would be conducted in the over-the-counter market on an electronic bulletin board established for securities that do not meet the listing requirements for the Market, or in what are commonly referred to as the "pink sheets." As a result, an investor would find it more difficult to dispose of, or to obtain accurate quotations for the price of, the Company's securities. In addition, such removal would subject the Company's securities to so-called "penny stock" rules that impose additional sales practice and market making requirements on broker-dealers who sell and/or make a market in such securities. Consequently, removal from the Market could affect the ability or willingness of broker-dealers to sell and/or make a market in the Company's securities and the ability of purchasers of the Company's securities to sell their securities in the secondary market. In addition, if the market price of the Company's Common Stock falls to below $5.00 per share, the Company may become subject to certain penny stock rules even if still quoted on the Market. While such penny stock rules should not affect the quotation of the Company's Common Stock on the Market, such rules may further limit the market liquidity of the Common Stock and the ability of investors to sell securities in the secondary market.

No Anticipated Dividends. The Company has not previously paid any dividends on its Common Stock and for the foreseeable future intends to continue its policy of retaining any earnings to finance the development and expansion of its business.

Effect of Antitakeover Provisions. Certain provisions of the Company's Restated Articles of Incorporation and Restated Bylaws and the laws of the State of Washington could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of Common Stock. The Company is authorized to issue Preferred Stock, without shareholder approval, with rights senior to those of the Common Stock and to impose various procedural and other requirements that could make it more difficult for shareholders to effect certain corporate actions.

Limitations on Liability and Indemnification Matters. As permitted by the Washington Business Corporation Act, the Company has included in its Restated Articles of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, excluding, however, liability for acts or omissions involving intentional misconduct or knowing violations of law, illegal distributions or transactions from which the director receives benefits to which the director is not legally entitled. In addition, the Restated Bylaws of the Company provide that the Company is required to indemnify its directors under certain circumstances, including those in which indemnification would otherwise be discretionary, and the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

                                  RECENT EVENTS

     The following summarizes significant events with respect to the Company since September 1, 1997:


     1. Private Placements. In September 1997 the Company raised $5,000,000, less expenses, through the sale of 5,000 shares of Series C Convertible Preferred Stock to an accredited investor. The Company subsequently issued a total of 478,526 shares of Common Stock upon conversion of the Series C Convertible Preferred Stock and payment of dividends thereon, which shares have been resold in market transactions by the holder thereof. On December 23, 1997, the Company raised $9,500,000, less expenses, through the sale to the Selling Shareholders of 10,000 shares of Preferred Stock and the issuance of 125,000 Warrants. See "Selling Shareholders."

     2. Development of MTA System. In November 1997, the Company announced that it had run its first programs on a multi-processor MTA system. In late December, the Company installed a single processor system at the San Diego Supercomputer Center. The Company expects to install a two- processor system after it receives production network boards from its vendors, and thereafter to upgrade the system in stages to larger configurations. See "RISK FACTORS - Manufacturing Risks; Reliance On and Capacity of Third Party Sole Source Suppliers."

     3. Use of Cash Resources. Since its incorporation through September 30, 1997, the Company's principal sources of liquidity have been net proceeds from the sale of equity of approximately $48.1 million and research funding of approximately $19.0 million from the Defense Advanced Research Projects Agency ("DARPA"). As of January 1, 1998, the Company had in excess of $13.3 million in cash and no bank line of credit. These funds, along with funds anticipated from sales of MTA systems, are expected to be sufficient to fund the Company for the next twelve months. See "RISK FACTORS Future Capital Needs" and "- Manufacturing Risks; Reliance On and Capacity of Third Party Sole Source Suppliers."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company (i) as of September 30, 1997, and (ii) as adjusted to give effect to the private placement of the Preferred Stock and the issuance of an aggregate of 478,526 shares of Common Stock upon the conversion of the Series C Convertible Preferred Stock and the payment of accrued dividends thereon.


                                                                                   September 30, 1997 (1)
                                                                                   Actual    As Adjusted
                                                                                     (in thousands)
Long-term portion of capital leases ..........................................   $    359    $    359
Shareholders' equity:
    Convertible Preferred Stock, $.01 par value: 5,000,000 shares authorized;
       issued and outstanding, 5,000 shares of Series C, actual; issued and outstanding, 10,000 shares
       of Series A, as adjusted ..............................................      5,065       9,470
    Common Stock, $.01 par value:
       25,000,000 shares authorized; 10,677,938 shares issued and outstanding, actual; 11,156,464 shares issued and outstanding, as
       adjusted ..............................................................     43,754      48,126
    Accumulated deficit ......................................................    (38,201)    (38,201)
                                                                                 --------    --------
       Total shareholders' equity ............................................     10,618      19,395
                                                                                 --------    --------
            Total capitalization .............................................   $ 10,977    $ 19,754
                                                                                 ========    ========

----------------------
(1) Does not include (i) 2,035,905 shares issuable upon exercise of outstanding stock options as of December 31, 1997, (ii) 1,184,342 shares of Common Stock currently issuable upon exercise of certain privately placed warrants, or (iii) the Shares offered hereby.

                              SELLING SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock by the Selling Shareholders and as adjusted to give effect to the sale of the Shares offered hereby.

     On December 23, 1997, Advantage Fund II Ltd. acquired 7,000 shares of Preferred Stock and 87,500 Warrants and Genesee Fund Limited - Portfolio B acquired 3,000 shares of Preferred Stock and 37,500 Warrants. Each share of Preferred Stock is convertible into the number of shares of Common Stock equal to the quotient obtained by dividing (a) the sum of (i) $1,000, (ii) accrued and unpaid dividends and (iii) accrued and unpaid interest on dividends by (b) the lower of (i) $19.185 per share or (ii) the lowest sale price (regular way) during the five consecutive trading days ending the day immediately before the Company receives the notice of conversion. The foregoing conversion price is subject to adjustment in certain circumstances. The Warrants are exercisable at $19.185 per share. The Warrants contain provisions which permit "cashless exercises" pursuant to which the holders may surrender to the Company a number of underlying shares of Common Stock having a market value equal to the aggregate exercise price of the Warrants being exercised, reducing the total number of shares to be issued by the Company.


                                            Shares Beneficially                                  Beneficial Ownership
                                              Owned Prior to              Shares Being            After Offering (2)
          Selling Shareholder                  Offering (1)                Offered (1)        Shares              Percent
          -------------------                  ------------                -----------        ------              -------
Advantage Fund II Ltd.                            667,296                    667,296           -0-                -0-
Genesee Fund Limited -                            285,984                    285,984           -0-                -0-
Portfolio B

(1) The number of shares of Common Stock shown as beneficially owned and offered by the Selling Shareholders represents the number of shares which the Company has initially agreed to register. Pursuant to Rule 416 under the Securities Act, the number of shares of Common Stock offered by the Selling Shareholders hereby and included in the Registration Statement of which this Prospectus is a part also includes such presently indeterminate number of additional shares as may be issued on conversion of the Preferred Stock and in payment of dividends thereon pursuant to the provisions of the Statement of Rights and Preferences of the Preferred Stock regarding determination of the applicable conversion price and the dividend calculation rate. Accordingly, the actual number of shares of Common Stock issued or issuable upon the conversion of the Preferred Stock and the payment of dividends thereon is subject to adjustment depending upon factors which cannot be predicted by the Company at this time, including, among others, the future market prices of the Common Stock and the payment of dividends on the Preferred Stock in additional shares of Common Stock. Pursuant to the terms of the Statement of Rights and Preferences governing the Preferred Stock, the Preferred Stock is convertible by each holder thereof and dividends are payable in Common Stock only to the extent that the number of shares of Common Stock then beneficially owned by such holder and its related persons (not including shares underlying unconverted shares of Preferred Stock) would not exceed 4.9% of the then outstanding shares of Common Stock as determined in accordance with Sections 13(d) and 16 of the Exchange Act. Accordingly, the number of shares of Common Stock set forth for the Selling Shareholder may exceed the actual number of shares of Common Stock that the Selling Shareholder could own beneficially at any given time through its ownership of the Preferred Stock. The above numbers assume that the Selling Shareholders will exercise the Warrants for cash. If the Selling Shareholders use the cashless exercise alternative, the actual number of shares of Common Stock issued will be fewer, depending on the market value of the underlying shares of Common Stock immediately prior to exercise.

(2)  Assumes all of the Shares being offered are sold.

     The Selling Shareholders and their respective officers and directors have not held any positions or office or had any other material relationship with the Company or any of its affiliates within the past three years.

     In recognition of the fact that the Selling Shareholders may wish to be legally permitted to sell its Shares when it deems appropriate, the Company agreed with the Selling Shareholders to file with the Commission, under the Securities Act, a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares, and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the Shares are no longer required to be registered for the sale thereof by the Selling Shareholders.


                              PLAN OF DISTRIBUTION

     The Shares offered hereby by the Selling Shareholders may be sold from time to time by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market (including the Nasdaq Market), in privately negotiated transactions, through the writing of options on the Shares, or otherwise at market prices then prevailing or at prices related to the then-current market price, at fixed prices that may be changed, or at negotiated prices. The Shares may be sold to or through brokers or dealers, who may act as agent or principal, or in direct transactions between the Selling Shareholders and purchasers. In addition, the Selling Shareholders may, from time to time, sell short the Common Stock, and in such instances, this Prospectus may be delivered in connection with such short sale and the Shares offered hereby may be used to cover such short sale.

     Transactions involving brokers or dealers may include, without limitation,
(a) ordinary brokerage transactions, (b) transactions in which the broker or dealer solicits purchasers, (c) block trades in which the broker or dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, and (d) purchases by a broker or dealer as a principal and resale by such broker or dealer for its account. In effecting sales, brokers and dealers engaged by the Selling Shareholders or the purchasers of the Shares may arrange for other brokers or dealers to participate. Such brokers or dealers may receive discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker or dealer may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker or dealer may be in excess of customary commissions). The Selling Shareholders and such brokers and dealers who act in connection with the sale of Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on any resale of the Shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

     Including and without limiting the foregoing, in connection with distributions of the Common Stock, the Selling Shareholders may enter into hedging transactions with brokers or dealers and the brokers or dealers may engage in short sales of the Common Stock in the course of hedging the positions they assume with the Selling Shareholders. The Selling Shareholders also may enter into option or other transactions with brokers or dealers that involve the delivery of the Common Stock to the brokers or dealers, who may then resell or otherwise transfer such Common Stock. The Selling Shareholders also may loan or pledge the Common Stock to a broker or dealer and the broker or dealer may sell the Common Stock so loaned or upon default may sell or otherwise transfer the pledged Common Stock.

     The Company is bearing all costs relating to the registration of the Shares other than certain fees and expenses, if any, of counsel or other advisors to the Selling Shareholders. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the Shares will be borne by the Selling Shareholders, the purchasers participating in such transaction, or both. None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. The Company and the Selling Shareholders each have agreed to indemnify the other against certain liabilities, including liabilities arising under the Securities Act.

     Any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under such Rule rather pursuant to this Prospectus.


                                     EXPERTS

     The financial statements of the Company as of December 31, 1995 and 1996 and for each of the two years in the period ended December 31, 1996, incorporated by reference into this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports with respect thereto. Such financial statements have been so incorporated in reliance on the reports of such firm given upon their authority as experts in accounting and auditing.


                   LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Company's Restated Articles of Incorporation provide that, to the fullest extent permitted by the Washington Business Corporation Act, the Company's directors will not be liable for monetary damages to the Company or its shareholders, excluding, however, liability for acts or omissions involving intentional misconduct or knowing violations of law, illegal distributions or transactions from which the director receives benefits to which the director is not legally entitled. The Company's Restated Bylaws provide that the Company will indemnify its directors and, by action of the Board of Directors, may indemnify its officers, employees and other agents of the Company to the fullest extent permitted by applicable law, except for any legal proceeding that is initiated by such directors, officers, employees or agents without authorization of the Board of Directors. See "RISK FACTORS - Limitations on Liability and Indemnification Matters."

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

     All expenses in connection with the issuance and distribution of the securities being registered will be paid by the Company. The following is an itemized statement of these expenses (all amounts are estimated except for the SEC and Nasdaq listing fees):

          SEC Registration fee.............................         $  4,241

          Nasdaq listing fee...............................         $  7,500

          Blue Sky filing fees & expenses..................         $      0

          Legal fees.......................................         $ 14,500

          Accountant's Fees................................         $  3,000

          Printing Fees....................................         $      0

          Miscellaneous....................................         $    759

          Total............................................         $ 30,000
                                                                    ========


Item 15.  Indemnification of Officers and Directors.

     Article XII of the Company's Restated Articles of Incorporation and Section 11 of the Company's Restated Bylaws require indemnification of directors, officers, employees and agents of the Company to the fullest extent permitted by the Washington Business Corporation Act (the "Act"). Sections 23B.08.500 through 23B.08.000 of the Act authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act.

     Section 23B.08.320 of the Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, self-dealing or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article XI of the Company's Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the Company and its shareholders.

Item 16.          Exhibits.

         3.1      Restated Articles of Incorporation of the Company (1)

         3.2      Restated Bylaws of the Company (1)

         3.3 Statement of Rights and Preferences of the Series A Convertible Preferred Stock of the Registrant, as filed with the Secretary of State of the State of Washington on December 23, 1997

         4.1 Subscription Agreement, dated as of December 23, 1997, by and between the Registrant and Advantage Fund II Ltd.

         4.2 Subscription Agreement, dated as of December 23, 1997, by and between the Registrant and Genesee Fund Limited - Portfolio B

         4.3 Registration Rights Agreement, dated as of December 23, 1997, by and between the Registrant and Advantage Fund II Ltd.

         4.4 Registration Rights Agreement, dated as of December 23, 1997, by and between the Registrant and Genesee Fund Limited - Portfolio B

         5        Opinion on Legality

         23       Consent of Deloitte & Touche LLP

         24       Power of Attorney

------------------

(1) Incorporated by reference to Amendment No. 3 to the Company's Registration Statement on Form SB-2, Registration No. 33-95460-LA, filed with the Commission on September 22, 1995

Item 17.          Undertakings.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

               (iii) To include any additional or changed material information with respect to the plan of distribution;

               provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act.

          (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
          Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on January 8, 1998.

                                   TERA COMPUTER COMPANY


                                   By:  JAMES E. ROTTSOLK
                                      ------------------------------------------
                                        James E. Rottsolk
                                        Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby authorizes and appoints Burton J. Smith and James E. Rottsolk, and each of them, with full power of substitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each file, any and all amendments to this Registration Statement, including any and all post-effective amendments.


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 8th day of January, 1998:

Signature and Title
-------------------

/s/ BUTRON J. SMITH                     /s/ DAVID N. CUTLER
-----------------------------------     ----------------------------------------
Burton J. Smith                         David N. Cutler, Director
Chairman of the Board of Directors


/s/ JAMES E. ROTTSOLK                   /s/ DANIEL J. EVANS
-----------------------------------     ----------------------------------------
James E. Rottsolk                       Daniel J. Evans, Director
Chief Executive Officer and Director


/s/ KENNETH W. JOHNSON                  /s/ KENNETH W. KENNEDY
-----------------------------------     ----------------------------------------
Kenneth W. Johnson                      Kenneth W. Kennedy, Director
Chief Financial Officer

                                        /s/ JOHN W. TITCOMB, JR.
                                        ----------------------------------------
                                        John W. Titcomb, Jr., Director